Exhibit 99.1

MRC Global Elects Robert L. Wood to the Board of Directors

HOUSTON, TX – August 24, 2015 – MRC Global Inc. (NYSE: MRC) announced today that Robert “Bob” L. Wood has joined MRC Global’s Board of Directors.

Mr. Wood brings 30 years of global chemical industry experience and insight as well as more than 25 years of public company board experience to MRC Global.

Mr. Wood spent 26 years in a variety of sales, marketing and management roles within the Dow Chemical organization and ultimately became the Business Group President of the Thermosets and Dow Automotive Group. This $5.5 billion business portfolio included Polyurethanes, Propylene Oxide/Propylene Glycol, Polyurethanes Systems Houses, Epoxy Products and Intermediates as well as Dow Automotive. In this role, Mr. Wood was named to Dow’s Corporate Operating Board, which was charged with setting corporate strategy and establishing corporate policies. Prior to that, Mr. Wood was the Global Vice President of Polyurethanes and Global Vice President of Engineered Plastics.

From 2004 to 2008, Mr. Wood was Chairman, President and CEO of Crompton Corporation (merged with Great Lakes Chemical to become Chemtura Corporation in 2005), a global, specialty chemicals company listed on the New York Stock Exchange and Euronext Paris.

Mr. Wood is a director of Praxair, the largest industrial gas distribution company in North and South America, and the Jarden Corporation, a global consumer products company with a diverse portfolio of over 120 market-leading brands. He is currently the Chairman of the United States Gymnastics Foundation and has recently been added to the U.S. Olympic Committee’s board of directors. Mr. Wood is also involved with Big Brothers and Sisters of America, where he has previously served as the national chairman.

“I am proud to welcome Bob to our Board,” Andrew R. Lane, MRC Global Chairman, President & CEO, said. “His ability to succeed in difficult markets and background in leading large, global businesses in the chemical industry will strengthen our board as the global chemical market is a strategic growth area for our company.”

As a newly elected member of the Board of Directors, Mr. Wood will serve on its Compensation Committee.

About MRC Global Inc.

Headquartered in Houston, Texas, MRC Global, a Fortune 500 company, is the largest global distributor, based on sales, of pipe, valves, and fittings (PVF) and related products and services to the energy industry and supplies these products and services across each of the upstream, midstream and downstream sectors. More information about MRC Global can be found at www.mrcglobal.com.

Contact:

Monica Broughton

Investor Relations

MRC Global Inc.

Monica.Broughton@mrcglobal.com

832-308-2847

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